News Release

Trustmark Announces Leadership Transition Process; Gerard R. Host to Succeed Richard G. Hickson as Chief Executive Officer

    Jackson, Miss. – September 14, 2010 – The Boards of Directors of Trustmark Corporation (NASDAQ:TRMK) and its subsidiary, Trustmark National Bank, announced today that Gerard R. (Jerry) Host will serve as president and chief executive officer of both companies upon the retirement of Richard G. Hickson as chief executive officer on December 31, 2010.

    “The Board has diligently considered this decision and is confident that Jerry has the vision, skills and experience to lead this company,” said Hickson.  “Throughout his tenure with Trustmark, Jerry has provided key leadership in developing and implementing the company’s strategic plans and operations, which is reflected in our continued solid performance, and I am certain he will continue to build value for our shareholders.”

    “I am pleased to be given the opportunity to lead such a strong organization,” stated Host.  “Together with our experienced management team and knowledgeable associates, we will continue to focus on our commitment to provide outstanding customer satisfaction by delivering banking and financial solutions to meet our customers’ needs.”

    “It has been my goal over the last five years to achieve a seamless transition of the CEO role with someone who is very capable and understands Trustmark’s core values and objectives,” commented Hickson.  “Jerry understands our markets and is well-prepared and qualified to ensure continued success for Trustmark.”

    Host currently serves as a director of both companies, as well as president and chief operating officer of Trustmark National Bank, a position he has held since 2008.  During his twenty-six years with Trustmark, Mr. Host has served in various executive management capacities, including president and chief operating officer of the General Banking, Consumer Services and Financial Services divisions, as well as chief financial officer. Mr. Host is a director of the New Orleans Branch Board of the Federal Reserve Bank of Atlanta and the Mississippi Bankers Association.  He is past Treasurer and serves on the Board of Governors and Executive Committee for the Mississippi Economic Council and is past Chairman of the Board for Pulse-EFT Association, now a subsidiary of Discover Financial Services, Inc.

    Mr. Hickson will continue to serve as chairman of Trustmark and Trustmark National Bank until the annual shareholders meeting in May 2011, at which time he will retire.

About Trustmark

    Trustmark is a financial services company providing banking and financial solutions through over 150 offices in Florida, Mississippi, Tennessee and Texas.

Trustmark Contacts:

Media:
Melanie A. Morgan
Senior Vice President
601-208-2979

Investors:
Louis E. Greer
Treasurer and
Principal Financial Officer
601-208-2310

F. Joseph Rein, Jr.
Senior Vice President
601-208-6898